UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2013

TE CONNECTIVITY LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260
(Commission File Number)

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

See restructuring charges reported under Item 2.05 below for the first quarter of fiscal 2013, which information is incorporated by reference in this Item 2.02.

Item 2.05.  Costs Associated with Exit or Disposal Activities

On November 5, 2012, TE Connectivity Ltd. (the “Company”) filed a Current Report on Form 8-K in which it disclosed planned restructuring actions. The Company is filing this Current Report on Form 8-K/A to amend the prior Current Report to update its disclosure regarding planned restructuring actions.

On November 5, 2012, the Company announced in the prior Current Report its intent to initiate restructuring actions in response to the weaker than expected economic environment by consolidating manufacturing operations and instituting reductions in force that will impact all geographic regions, and that it expected to incur restructuring charges of approximately $200 million during fiscal 2013. The Company now expects to incur net restructuring charges of approximately $225 million during fiscal 2013, of which approximately $92 million was incurred during the first quarter of fiscal 2013. The restructuring actions are associated with headcount reductions across all segments, and manufacturing site closures primarily in the Consumer Solutions and Network Solutions segments. Cash spending related to restructuring was $23 million during the first quarter of fiscal 2013, and the Company expects total spending, which will be funded with cash from operations, to be approximately $180 million in fiscal 2013. Cash spending is primarily comprised of employee-related termination benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TE CONNECTIVITY LTD.
(Registrant)

By:	/s/ Robert W. Hau
Robert W. Hau
Executive Vice President and Chief Financial Officer

Date: January 28, 2013